Exhibit 99.1

ITT to Acquire Bornemann Pumps

Strategic acquisition expands ITT’s portfolio of highly-engineered pumps, systems and aftermarket capabilities for global oil and gas and other attractive end markets

WHITE PLAINS, N.Y.--(BUSINESS WIRE)--October 15, 2012--ITT Corporation (NYSE: ITT) announced today it has signed an agreement to acquire Joh. Heinr. Bornemann GmbH (Bornemann Pumps), a leading global provider of highly engineered pumps and systems for the oil and gas industry that is known for its leading edge technologies.

“The acquisition of Bornemann Pumps would unlock powerful new opportunities for ITT to expand into new markets within the global oil and gas industry,” said Denise Ramos, chief executive officer and president. “The addition of Bornemann’s positive displacement technology would broaden our capabilities while further positioning ITT as a leader in this key end market and enhancing our ability to serve customers through expanded global operational and service platforms.”

Robert J. Pagano Jr., president of ITT’s Industrial Process business, said, “Bornemann’s twin-screw technology and multiphase applications experience would align strategically with the Industrial Process business, complement our Goulds Pumps brand and expand ITT’s presence in upstream oil and gas production.

“The acquisition would also bring together two companies with strong aftermarket and emerging market focus, as well as management teams and employees with shared values and a commitment to quality, performance and customer satisfaction. We look forward to the opportunity to continue to build on the foundation Bornemann has established and to being a part of the Obernkirchen community.”

Headquartered in Germany, Bornemann Pumps is a global market leader with a strong international installed base of multiphase pumping systems for the oil and gas market. The company also serves the industrial, food and pharmaceutical sectors. Founded in 1853, Bornemann has a solid record of growth with estimated fiscal 2012 revenue of €115 million and employs more than 550 employees globally.

The transaction, valued at €206 million, would be funded from the company’s cash and is expected to close in the fourth quarter of 2012, subject to customary closing conditions, including appropriate regulatory approvals.

Additional information related to the acquisition has been posted to ITT’s website at www.itt.com\IR.

About ITT

ITT (NYSE: ITT) is a diversified leading manufacturer of highly engineered critical components and customized technology solutions for growing industrial end-markets in energy infrastructure, electronics, aerospace and transportation. Building on its heritage of innovation, ITT partners with its customers to deliver enduring solutions to the key industries that underpin our modern way of life. Founded in 1920, ITT is headquartered in White Plains, N.Y., with employees in more than 15 countries and sales in more than 125 countries. The company generated 2011 revenues of approximately $2 billion.

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